SCHEDULE 14A INFORMATION

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Move, Inc.
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Move, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362

_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 14, 2007
_____________________

To Our Stockholders:

     The annual meeting of stockholders of Move, Inc., a Delaware corporation, will be held on June 14, 2007 at 9:30 a.m., local time, at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045, for the following purposes:

1.	To elect three Class II directors each to serve for a term through the annual meeting of stockholders in 2008 and until their respective successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. Only stockholders of record at the close of business on the record date, April 16, 2007, are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof.

     All stockholders are cordially invited to attend the annual meeting in person. However, if you do not plan to attend the annual meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope.

By Order of the Board of Directors,

JAMES S. CAULFIELD
Executive Vice President, General Counsel and Secretary

Westlake Village, California
April 30, 2007

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO
COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS
POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

___________________

PROXY STATEMENT
___________________

     This proxy statement is furnished on behalf of the board of directors of Move, Inc., a Delaware corporation, for use at Move’s annual meeting of stockholders to be held on June 14, 2007 at 9:30 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045.

     These proxy solicitation materials were first mailed on or about May 7, 2007 to all stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, stockholders will vote on the matters outlined in the accompanying notice of annual meeting of stockholders, including the election of three Class II directors.

     There are currently four Class II directors serving on the board of directors of the Company. Three of those Class II directors, William E. Kelvie, Kenneth K. Klein and Geraldine B. Laybourne, have been nominated and are being submitted for re-election to the holders of our common stock and Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), voting as a single class as indicated under “Who is entitled to vote?” below. The other Class II director is Fred D. Anderson.

     Separately, by virtue of their ownership of the outstanding shares of the Series B Preferred Stock, Elevation Partners, L.P. and its affiliate Elevation Employee Side Fund, LLC (together “Elevation”) are currently entitled to elect two directors (each, a “Series B Director”) pursuant to the Certificate of Designation of the Series B Preferred Stock. Following their purchase of the Series B Preferred Stock in 2005, Elevation elected Roger B. McNamee and Fred D. Anderson to the board. Because Mr. Anderson is a Class II director, his current term expires at this annual meeting. Elevation has indicated its intent to re-elect Mr. Anderson as a Series B Director at the annual meeting. Because Mr. Anderson will be elected by Elevation, his election will not be voted on by holders of our common stock and Series A preferred stock. See “Management – Directors and Executive Officers” for more information.

Who is entitled to vote?

     Only stockholders of record who owned our common stock or Series B Preferred Stock at the close of business on the record date, April 16, 2007, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting.

     Pursuant to the Certificate of Designation of the Series B Preferred Stock, the holders of the Series B Preferred Stock are entitled to vote with the holders of common stock, voting as a single class on any matter to come before the stockholders of the Company on an as converted basis. The holders of the common stock are not entitled to vote on the election of the Series B Director.

What is the board of directors’ recommendation on the proposals?

     The board of directors recommends a vote FOR the election of William E. Kelvie, Kenneth K. Klein and Geraldine B. Laybourne as directors.

How do I vote?

     Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.

     If your shares are held in “street name” by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.

Can I change my vote after I return my proxy card?

     Yes, you have the right to revoke your proxy at any time before the annual meeting by notifying our corporate secretary in writing, returning a later-dated proxy card, or voting in person at the annual meeting.

Who will count the votes?

     Mellon Investor Services LLC will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

     The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

What does it mean if I get more than one proxy card?

     If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services (800-356-2017), or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

     As of the record date, 155,017,524 shares of common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held. In addition, as of the record date, approximately 104,777 shares of our Series B Preferred Stock, which are convertible into 24,946,951 shares of our common stock, were issued and outstanding. Each holder of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which all of the outstanding shares of Series B Preferred Stock held by such holder on the record date are convertible immediately prior to the vote, or approximately 238 votes for each share of Series B Preferred Stock held.

What is a quorum?

     The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those matters for which your broker cannot vote result in broker non-votes.

What is required to approve the proposals?

     For the election of the Class II directors (other than the Series B Director), once a quorum has been established, the nominees for director shall be elected by a plurality of the votes cast at the meeting. Accordingly, the three nominees for director who are to be elected by holders of the common stock and the holders of Series B Preferred Stock, voting as a single class, who receive the most votes of the common stock and the Series B Preferred Stock (on an as converted basis) will become Class II directors of Move.

     If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will be treated as not entitled to vote with respect to the election of a director and will have no impact on the outcome of the vote with respect to this proposal.

What happens if I abstain?

     Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by these proxies will not be treated as affirmative votes. With respect to the election of directors, you may vote “FOR” one or more or all nominees or “WITHHOLD AUTHORITY” to vote for one or more or all nominees, with no separate provision to “abstain” in such vote.

How will Move solicit proxies?

     We have retained Mellon Investor Services to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by us. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, the costs will be borne by us. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

PROPOSAL 1 — ELECTION OF DIRECTORS

     Our bylaws provide that the authorized number of directors may be fixed by resolution of the board of directors from time to time; provided, however, that the number of directors shall not be increased above eleven directors nor decreased below seven directors without stockholder approval. Currently, the board has fixed the number of directors at eleven. Our board is currently divided into three classes as nearly equal in size as possible and historically had staggered three year terms. The term of office for Class II directors expires at the annual meeting for which we are hereby soliciting proxies; the term of office for the Class I and Class III directors will expire at the annual meeting of stockholders to be held in 2008, or upon a director’s earlier death, resignation or removal. At our 2005 annual meeting of stockholders, the stockholders approved our Restated Certificate of Incorporation, which became effective when it was filed with the Secretary of State of the State of Delaware on June 23, 2005. This Restated Certificate of Incorporation effected amendments to our Certificate of Incorporation as then in effect resulting in the elimination of the classification of our board of directors in 2008. In particular, pursuant to our Restated Certificate of Incorporation, the terms of the directors that were elected at our annual meetings of stockholders in 2005 and 2006, as well as those directors that are to be elected at the annual meeting for which we are hereby soliciting proxies, will expire in 2008, and beginning with our 2008 annual stockholders’ meeting, all directors will be elected at each annual meeting for a term of one year. The Restated Certificate of Incorporation also provides that, notwithstanding the above, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Class II director nominees named in the proxy card. If any nominee is unable or declines to serve as a Class II director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. Each of the nominees named in the proxy card has agreed to serve as director, if elected.

     The nominees for election as Class II directors by the holders of our common stock and the holders of the Series B Preferred Stock, voting as a single class, are William E. Kelvie, Kenneth K. Klein and Geraldine B. Laybourne. As described elsewhere herein, Elevation has indicated its intent to re-elect Fred D. Anderson as a Series B Director at the annual meeting. Information about these nominees, our other directors and our executive officers is set forth below in the section entitled “Management — Directors and Executive Officers.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE CLASS II DIRECTOR NOMINEES LISTED IN THE PROXY CARD.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding our nominees for election as directors, our incumbent directors, and our executive officers.

Name	Age	Position
Joe F. Hanauer	69	Chairman of the Board and Director
Fred D. Anderson	62	Director
L. John Doerr	55	Director
William E. Kelvie	59	Director
Kenneth K. Klein	63	Director
Geraldine B. Laybourne	59	Director
W. Michael Long	54	Chief Executive Officer and Director
Roger B. McNamee	50	Director
V. Paul Unruh	58	Director
Bruce G. Willison	58	Director
Alan Yassky	71	Director
Lewis R. Belote, III	51	Chief Financial Officer
Jack D. Dennison	50	Chief Operating Officer
James S. Caulfield	43	Executive Vice President, General Counsel and Secretary
Allan D. Dalton	58	President, Move new business venture
Lisa L. Farris	42	Chief Marketing Officer
Allan P. Merrill*	40	Executive Vice President, Strategy and Corporate Development
Errol G. Samuelson	41	Executive Vice President, Move, Inc.
		President, REALTOR.com® and President, Top Producer
Eric G. Thorkilsen	56	President, Move Related Services Division
____________________

*	Mr. Merrill has tendered his resignation to the Company, effective as of April 30, 2007.

     Pursuant to the Certificate of Designation for the Series B Preferred Stock, the holders of Series B Preferred Stock, voting as a separate class, are entitled to elect the two Series B Directors to the board. Thus by virtue of their ownership of the outstanding shares of our Series B Preferred Stock, Elevation currently has the right to designate and to elect two of our directors, and Elevation exercised that right in 2005, electing Messrs. Anderson and McNamee as directors. Because Mr. Anderson is a Class II director, he is up for election again at this annual meeting. If, however, the aggregate number of shares of Series B Preferred Stock issued on the original issuance date, November 29, 2005, that are outstanding on the record date for determining the stockholders entitled to vote at the next annual meeting of stockholders falls below two-thirds but is at least one-third of the shares of Series B Preferred Stock issued on November 29, 2005 (100,000 shares were issued on that date), as adjusted for certain events, then the holders thereof will be entitled to elect only one Series B Director as a separate class. Subject to certain limitations, only holders of Series B Preferred Stock are entitled to remove or fill vacancies for Series B Directors.

     In addition, pursuant to the Stockholders Agreement between the Company and Elevation dated November 29, 2005 (the “Elevation Stockholders Agreement”), following the conversion of any of the 100,000 shares of Series B Preferred Stock originally purchased by Elevation on November 29, 2005 into shares of common stock (and without duplication of the board seats provided for in the provisions above) for so long as Elevation holds at least a number of converted shares equal to two-thirds of the purchased shares on an as converted basis, Elevation Partners, L.P. shall have the right to nominate two directors for election to the board, and for so long as Elevation holds a number of converted shares equal to less than two-thirds but at least one-third of the purchased shares on an as converted basis, Elevation Partners, L.P. shall have the right to nominate one director for election to the board. The Elevation Stockholders Agreement also provides that Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any of the Series B Directors.

     As previously disclosed, on March 13, 2007, Alan Yassky, one of our Class I directors, provided us with notice of his intention to resign as a director effective as of our 2007 annual stockholders meeting. Mr. Yassky’s term is scheduled to expire at our annual stockholders meeting in 2008. Since June 2005, Mr. Yassky has served as the National Association of REALTORS® (the “NAR”) representative on our board of directors. By virtue of its ownership of our sole outstanding share of Series A preferred stock, the NAR has the right to elect one of our directors. In addition, if there is any vacancy in the office of a director elected by the holder of the Series A preferred stock, then a director to hold office for the unexpired term of such director may be elected by the vote or written consent of the holder of the Series A preferred stock.

     The NAR has informed us that it intends to elect Thomas M. Stevens as its representative to serve on our board of directors effective as of Mr. Yassky’s resignation. If so elected, Mr. Stevens will become a Class I director. Mr. Stevens is 57 and currently serves as senior vice president for NRT Incorporated/Realogy, a residential real estate brokerage, and was elected as president of the NAR for the 2006 term. Prior to his appointment as senior vice president of business development for NRT Incorporated/ Realogy, Mr. Stevens served as senior vice president for the Mid-Atlantic region and president and chief operating officer of NRT’s operations in Washington, D.C. and Virginia, overseeing the 90+ offices and more than 4,000 sales associates of the organization, serving real estate consumers in Maryland, Virginia, Washington, D.C. and Delaware.

     Joe F. Hanauer has served as one of our directors since November 1996, as vice chairman of the board from November 2001 to January 2002, chairman of the board since January 2002 and lead independent director since December 2004; he was the National Association of REALTORS® representative on the board through November 2000. Mr. Hanauer is a Class III director. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is a former chairman and director of Grubb & Ellis Company and a former chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of MAF Bancorp, Inc., a trustee of each of Calamos Investment Trust, Calamos Advisors Trust and Calamos Convertible Opportunities and Income Fund, and a member of the National Association of REALTORS®. Mr. Hanauer serves as one of our representatives on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

     Fred D. Anderson has served as one of our directors (as one of two Elevation representatives) since December 2005. Mr. Anderson is a Class II director. Mr. Anderson co-founded and has been a managing director of Elevation Partners, L.P., a private equity firm focused on the media and entertainment industries, since July 2004. From March 1996 to June 2004, Mr. Anderson served as executive vice president and chief financial officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple, Mr. Anderson was corporate vice president and chief financial officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the Securities and Exchange Commission (“SEC”) filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper.  Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint.  In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Securities Exchange Act of 1934 and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Securities Exchange Act of 1934 and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder.  He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000.  Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also serves on the board of directors of eBay, Inc.

     L. John Doerr has served as one of our directors since August 1998. Mr. Doerr is a Class III director. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the board of directors of Amazon.com, Inc., Google Inc. and Intuit Inc.

     William E. Kelvie has served as one of our directors since August 1998. Mr. Kelvie is a Class II director. He has served as chief executive officer of Overture Corporation, an information technology company, since July 2000. Prior to his tenure at Overture Corporation, Mr. Kelvie was the executive vice president and chief information officer responsible for information technology systems at the Federal National Mortgage Association (Fannie Mae), the world’s largest non-bank financial services company, from 1992 to 2000. Mr. Kelvie joined Fannie Mae in 1990 as senior vice president and chief information officer. Prior to his tenure at Fannie Mae, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans. He also served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company.

     Kenneth K. Klein has served as one of our directors since August 1998. Mr. Klein is a Class II director. He is president and chief executive officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc., of which Mr. Klein has served as president and chief executive officer since 1980. Mr. Klein was national vice president of the National Association of Home Builders during the calendar years 1999 and 2000. He serves on the board of directors of First Fidelity Bank, an Oklahoma based regional bank, and Habitat for Humanity International.

     Geraldine B. Laybourne has served as one of our directors since June 2006. Ms. Laybourne is a Class II director. In 1998, Ms. Laybourne founded Oxygen Media, LLC, an independent cable television network with programming tailored to the interests of women, and has served as its chairman and chief executive officer since its inception. Prior to starting Oxygen, Ms. Laybourne spent many years at Nickelodeon, a programming affiliate of MTV Networks, having served in a number of roles from 1980 to 1995, including as its president from 1989 to 1992. From 1993 to 1995, Ms. Laybourne also served as the vice chairman of MTV Networks. From 1996 to 1998, she served as the president of Disney ABC Cable Networks. She currently serves on several boards and advisory committees, including Insight Communications Company, Inc., Vassar College, The National Cable & Telecommunications Association, The National Council for Families and Television, and Cable Positive.

     W. Michael Long has served as our chief executive officer and as one of our directors since January 2002. Mr. Long is a Class III director. From November 1999 to April 2001, Mr. Long served as chairman of the board and as a director of Healtheon/WebMD Corporation (“Healtheon/WebMD;” now known as Emdeon Corporation), a provider of healthcare information services and technology solutions. From July 1997 to November 1999, Mr. Long served as chief executive officer of Healtheon Corporation. From August 1996 to July 1997, Mr. Long served as president and chief executive officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation. Prior to its acquisition by Computer Sciences Corporation, Mr. Long was president and chief executive officer of The Continuum Company, Inc.

     Roger B. McNamee has served as one of our directors (as one of two Elevation representatives) since December 2005. Mr. McNamee is a Class I director. Mr. McNamee co-founded and has been a managing director of Elevation Partners, L.P., since July 2004. Prior to joining Elevation, Mr. McNamee was a co-founder of Silver Lake Partners, a private equity firm, where he is also an advisory director. In 1991, Mr. McNamee co-founded the investment firm Integral Capital Partners, where he is currently an advisory director of the general partner of Integral’s most recent investment fund and continues as a managing member of the general partner of its previous investment funds. Prior to founding Integral, Mr. McNamee managed the T. Rowe Price Science & Technology Fund and co-managed the T. Rowe Price New Horizons Fund.

     V. Paul Unruh has served as one of our directors since May 2003. Mr. Unruh is a Class I director. For 25 years, Mr. Unruh worked at Bechtel, a privately held global engineering and construction services organization. Prior to his retirement in 2002, Mr. Unruh served as vice chairman of Bechtel Group, Inc. from January 2001 to December 2002 and president of Bechtel Enterprises, a development and financing subsidiary, from July 1997 to January 2001. His previous responsibilities at Bechtel included both operating and financial positions, including chief financial officer, treasurer and controller. Prior to joining Bechtel in 1978, Mr. Unruh practiced as a certified public accountant with what is now PricewaterhouseCoopers LLP for seven years. Mr. Unruh is currently a director of Symantec Corporation, a software company, and Heidrick & Struggles International, Inc., a provider of senior-level executive search and leadership services.

     Bruce G. Willison has served as one of our directors since December 2002. Mr. Willison is a Class I director. Since January 2006, Mr. Willison has served as Professor of Management of the UCLA Anderson School of Management. From 1999 to December 2005, Mr. Willison served as Dean of the UCLA Anderson School of Management. This appointment followed a 26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Prior to that, Mr. Willison held several executive positions at First Interstate Bancorp, including chairman and chief executive officer of First Interstate’s Oregon operations and chairman, president, and chief executive officer of First Interstate Bank of California, as well as vice chairman of the bank’s holding company, First Interstate Bancorp. Mr. Willison began his banking career at Bank of America Corp. in 1973. Mr. Willison is a director of Health Net, Inc., an integrated managed care organization, and IndyMac Bancorp, Inc., the parent company of IndyMac Bank.

     Alan Yassky has served as one of our directors (as the National Association of REALTORS® representative) since June 2005. Mr. Yassky is a Class I director. Mr. Yassky has served as the representative of the National Association of REALTORS® on the board of directors of RealSelect, Inc., a wholly-owned subsidiary of the Company, since December 2000. Mr. Yassky has been a REALTOR® since 1964, and has served as a director of the National Association of REALTORS® since 1984. From 1997 to 2000, Mr. Yassky additionally served as treasurer for the National Association of REALTORS®. Mr. Yassky also founded Rockland Realty in 1964, a real estate firm in New York, which he continues to operate as co-owner.

     Lewis R. Belote, III has served as our chief financial officer since January 2002. From May 1998 to April 2001, Mr. Belote served as senior vice president, finance of Healtheon/WebMD (now known as Emdeon Corporation). From June 1996 to May 1998, Mr. Belote served as senior vice president and chief financial officer for ActaMed Corporation. Prior to 1996, Mr. Belote served for twelve years with the accounting firm of Ernst & Young LLP.

     Jack D. Dennison has served as our chief operating officer since January 2002. From July 1998 to January 2001, Mr. Dennison served as executive vice president, general counsel and secretary of Healtheon/WebMD (now known as Emdeon Corporation). From 1996 to July 1998, Mr. Dennison served as vice president and deputy general counsel to Computer Sciences Corporation. Prior to that time, Mr. Dennison was general counsel at The Continuum Company, Inc.

     James S. Caulfield has served as our executive vice president, general counsel and secretary since October 2006. Mr. Caulfield has been a member of our legal department since February 2004 and has also served as our senior vice president, deputy general counsel and assistant secretary from March 2006 to October 2006. Prior to joining us, Mr. Caulfield was vice president and general counsel of Lincoln Financial Advisors Corporation, a financial planning firm, from March 2002 to February 2004. Mr. Caulfield has also served as counsel and executive vice president of E.W. Blanch Holdings, Inc., a corporate attorney of Fibreboard Corporation and a corporate associate with the law firm of Bingham McCutchen, LLP.

     Allan D. Dalton has accepted a new position with us as of February 2007 to lead a new business venture creating new products and services for sale to consumers and real estate professionals. From December 2006 to February 2007 he served as president of our Real Estate Services Division. From October 2002 to December 2006, Mr. Dalton was president and chief executive officer of REALTOR.com®, one of our consumer websites and the official Internet site of the National Association of REALTORS®. From August 2002 to October 2002, Mr. Dalton served as executive vice president of Coldwell Banker New England Metro, the largest real estate services organization in New England. From January 1998 to August 2002, Mr. Dalton was senior vice president of NRT Incorporated. Mr. Dalton’s 20-plus year career in the real estate industry includes 16 years as president and co-owner of an independent real estate brokerage with more than 30 offices. He has also served as executive vice president of Coldwell Banker Hunneman.

     Allan P. Merrill has served as our executive vice president of strategy and corporate development since October 2001. From April 2000 to October 2001, Mr. Merrill was president of HomeBuilder.com®, one of our consumer websites (now a part of www.move.com). Mr. Merrill joined us following a 13-year tenure, from 1987 to March 2000, with the investment banking firm Warburg Dillon Read (now UBS Investment Bank), where he was a managing director and last served as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill serves as one of our representatives on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

     Errol G. Samuelson has served as one of our executive vice presidents and president of REALTOR.com® since February 2007. Since August 2003, Mr. Samuelson has served as senior vice president of operations of Top Producer and then as president of Top Producer. From January 2002 to August 2003, Mr. Samuelson was an independent consultant and co-founder/principal of the consulting firm Pranix, Inc. From January 2001 to December 2001, Mr. Samuelson also served as our director of international marketing and vice president of product strategy.

     Eric Thorkilsen has served as president of our Move-Related Services division since December 2006. Immediately prior to joining us, Mr. Thorkilsen was founder and managing partner at Lifestyle Media Partners, a company focused on providing leading media brand producers with counsel, business strategy development, and execution expertise as they pursue development of multi-media platforms. From January 2005 to March 2006, Mr. Thorkilsen served as senior vice president of business development and directed all multi-media brand development and extensions for the HGTV, the Food Network, DIY, Fine Living and Great American Country properties for the E.W. Scripps Company, a multimedia holding company. From 1973 to December 2004, Mr. Thorkilsen held several positions at Time Warner Inc., a media and entertainment company, including: president of This Old House Ventures, Inc., president and publisher of This Old House magazine, publisher of Martha Stewart Living magazine and president of Martha Stewart Living television.

     Lisa L. Farris has served as our chief marketing officer since November 2006. Ms. Farris served as our senior vice president of marketing from July 2006 until November 2006, and as an independent marketing consultant to us from April 2006 through June 2006. From January 2004 through January 2006, she was founder and general manager of Wondernation, an entertainment company providing educational programming for young children. From August 1997 through December 2003, Ms. Farris held strategic marketing roles within Universal Music Group, including Vice President, Strategic Marketing for MCA Records and Senior Vice President of Market Development for Universal Music Group’s eLabs.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Other than Mr. Long, due to his position as our chief executive officer, Mr. Yassky, due to his position with the National Association of REALTORS®, and Messrs. Anderson and McNamee for reasons described below, the board of directors has determined that each member of the board meets the requirements for being “independent” as defined by applicable law, SEC rules and regulations, and NASDAQ listing standards, each as they may be interpreted and amended from time to time, as well as other legal requirements applicable to us. In 2005, the Company made $2,321,577 in payments to Elevation in connection with the investment by Elevation in our Series B Preferred Stock. Because of their relationship with Elevation as described in “Security Ownership of Certain Beneficial Owners and Management” and the payments made by the Company to or on behalf of Elevation in connection with the sale of Series B Preferred Stock, Messrs. Anderson and McNamee are not considered to be independent at this time under NASDAQ listing standards and thus are not considered independent at this time by the board of directors.

     With regard to the independence determinations discussed above, the board considered Mr. Doerr’s status as a general partner of Kleiner Perkins, which owns 2.49% of the Company’s common stock, and his indirect joint ownership with Mr. Long, of real estate purchased for conservation purposes. The board also considered Mr. Unruh’s status as a director of Heidrick & Struggles International, which the Company engaged in connection with director search services in 2006.

     The board of directors held a total of nine meetings during the year ended December 31, 2006. During that period, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he or she has been a director) and the total number of meetings of all committees of the board on which that director served (during the periods that he or she served), except for Messrs. Doerr and Kelvie. The board has the following standing committees: an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, a management development and compensation committee, and a governance and nominating committee. Each of these committees has a written charter, and such charters, as well as our corporate governance guidelines, code of conduct and business ethics, and other governing documents, can be found on our website at http://investor.move.com.

Audit Committee

     The audit committee’s principal functions are to:

  independently and objectively monitor the periodic reporting of our financial condition and results of operations;

  monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent auditors and financial and senior management;

  review and evaluate the independence and performance of our independent auditors;

  approve related party transactions;

  retain and manage the relationship with our independent auditors; and

  facilitate communication among our independent auditors, management and the board of directors.

     Our audit committee consists of Messrs. Klein, Willison and Unruh. Each of the members of the audit committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ listing standards. The board has determined that Mr. Unruh meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The audit committee held ten meetings during 2006.

Management Development and Compensation Committee

     The management development and compensation committee’s principal functions are to:

  review the ongoing development of our leadership development programs, succession planning, mission statement and operating values;

  review and approve goals and objectives relevant to the chief executive officer’s compensation, evaluate his performance in light of those goals and objectives, and set his compensation level (including, but not limited to, salary, long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate) based on this evaluation;

  review and approve our overall compensation policies, including as they relate to the board, our chief executive officer and other executive officers, and other senior officers and employees;

  review and approve the compensation levels for executive officers (including, but not limited to, salary, long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate); and

  administer and make recommendations to the board with respect to our incentive-compensation plans and equity-based compensation plans.

     Our management development and compensation committee consists of Messrs. Hanauer and Willison. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, an outside director within the meaning of Section 162(m) of the Internal Revenue Code, and an independent director under applicable NASDAQ listing standards. The management development and compensation committee held nine meetings during 2006. The management development and compensation committee may delegate to the extent permitted by applicable law, SEC rules and NASDAQ listing standards, to one or more members of the committee or to an officer, the power to designate officers and employees of the Company and its subsidiaries who will receive awards, and the number and type of awards, under the Company’s incentive compensation plans and equity-based incentive plans. See “Compensation Discussion and Analysis” for further discussion of the committee’s processes and procedures.

Governance and Nominating Committee

     The governance and nominating committee’s principal functions are to:

  identify and make recommendations to the board of directors on individuals qualified to serve as our board members;

  review and re-evaluate our corporate governance guidelines at least twice per year;

  review and recommend the re-nomination of incumbent directors;

  review and recommend appointments to other committees;

  lead the board in its annual review of the board’s performance; and

  perform other tasks, such as studying the size, committee structure, or meeting frequency of the board.

     Our governance and nominating committee consists of Messrs. Hanauer and Kelvie, and Ms. Laybourne. Each of these directors is an independent director under applicable NASDAQ listing standards. The committee held four meetings during 2006.

     The governance and nominating committee will consider all stockholder recommendations for candidates for the board, which should be sent by stockholders to the governance and nominating committee in the care of our secretary, in accordance with the timeliness and information requirements of our bylaws. To facilitate consideration by the governance and nominating committee, the recommendation should also be accompanied by a full statement of the qualifications of the recommended nominee and the consent of the recommending stockholder to be named in our proxy materials. In addition to considering candidates suggested by stockholders, the governance and nominating committee considers potential candidates recommended by current directors, company officers, employees and others.

     Potential new board members are identified, screened, recommended, and nominated by the governance and nominating committee. The governance and nominating committee screens all potential candidates in the same manner regardless of the source of the recommendation. Any vacancy on the board is filled by the affirmative vote of a majority of the independent board members then in office.

     In addition to the mandatory retirement age of 75, the governance and nominating committee has adopted the following criteria for the evaluation of director nominees:

  the board as a whole shall be appropriately diverse with members coming from targeted industries and a variety of career paths and skill sets, including experience in business and management, leadership and strategic planning and crisis response;

  the board seeks to attract members from several industries, including technology, the Internet, real estate, real estate finance or related activities, financial services, media, marketing, accounting and finance, education and other core industries related to Move;

  that a preponderance of the board’s members will have occupied positions in senior management, including CEO positions, with companies engaged in the industries referenced above and that the related companies will have generated at least $250 million in revenues annually;

  all board members must be able to meet the time commitment of active board responsibility, and no candidate will be nominated for director if the board determines that such candidate serves on a number of other boards of directors, or has extensive other obligations, that prevent such candidate from meeting the time commitments required for service on the board;

  the board seeks members representing a diversity of skill sets in order to both enable the board to consider the variety of issues it expects to consider, as well as to offer management the kinds of resources they may need to operate more effectively; and

  board members are sought who possess personal integrity and high moral and ethical standards, and who can be expected to be committed to represent the long-term interests of stockholders.

     As part of its settlement of a class action lawsuit in 2003, the Company adopted certain corporate governance principles, including a procedure for the nomination of a new stockholder-nominated director whereby a designee of the California State Teachers’ Retirement System would work in coordination with the chairman of the board to identify potential independent director nominees. The Company paid fees in 2005 and 2006 to a professional search firm to assist in identifying potential nominees in connection with this process. Ms. Laybourne was identified and appointed to the board in June 2006 pursuant to this procedure.

     The board provides a process for stockholders to send communications to the entire board or any of the directors individually. Stockholders may send written communications to the board, or to any of the individual directors, in the care of our secretary. All communications will be compiled by the secretary and are forwarded to the addressees or distributed at the next scheduled board meeting.

     The board of directors encourages its members to attend our annual meeting of stockholders. Messrs. Hanauer, Anderson, Kelvie, Klein, Long, McNamee, Unruh, Willison and Yassky, and Ms. Laybourne, attended our 2006 annual meeting.

DIRECTOR COMPENSATION

     Non-employee directors (other than any director who is entitled to a seat on our board of directors on a contractual basis) receive an annual retainer of $25,000 in cash, which is paid in quarterly installments. Each committee chair receives an additional annual retainer of $5,000 in cash, except the chairman of the audit committee who receives $10,000 in cash. Each of the non-employee directors (other than any director who is entitled to a seat on our board of directors on a contractual basis) also receives $1,500 in cash per meeting for each board meeting attended in person (and $1,000 for each telephonic meeting) that requires a significant commitment of time. In addition, members of the committees of the board receive $2,000 for attending an audit committee meeting or $1,500 for each other committee meeting attended (and $1,500 for each telephonic audit committee meeting or $1,000 for each other telephonic committee meeting) that requires a significant commitment of time. Mr. Hanauer, in his capacity as chairman of the board, receives an additional annual retainer of $70,000 in cash, which is paid in quarterly installments.

     In June 2006, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted 12,500 restricted shares of our common stock under our 1999 Stock Incentive Plan. Mr. Hanauer, in his capacity as chairman of the board, was granted an additional 12,500 restricted shares. As a new director in 2006, Ms. Laybourne was granted an additional 9,500 restricted shares. No stock options were included as part of these 2006 grants to directors. Each restricted stock award will vest three years after the grant date. All restricted stock will immediately vest if the director is not nominated for re-election, is nominated for re-election and is not elected, or must resign due to health reasons, or upon such director’s death. Upon a director’s resignation or termination for other reasons, including but not limited to business conflicts with us, all of the director’s unvested restricted stock will terminate immediately. Our employee directors do not receive any compensation for their services as a director.

     The following table sets forth the cash and other compensation paid by the Company in 2006 to the members of the board of directors for all services in all capacities, other than to Mr. Long, whose compensation is disclosed in the Summary Compensation Table.

	Fees Earned or	Option
	Paid in Cash	Awards	Stock Awards	Total
Name	($) (1)	($) (2)	($) (2)	($)
Joe F. Hanauer	122,500	9,024	91,825	223,349
Fred D. Anderson	—	—	—	—
L. John Doerr	28,500	3,359	38,714	70,573
William E. Kelvie	38,500	3,359	38,714	80,573
Kenneth K. Klein	62,000	3,359	38,714	104,073
Geraldine B. Laybourne	19,686	—	18,383	38,069
Roger B. McNamee	—	—	—	—
V. Paul Unruh	51,000	12,388	49,155	112,543
Bruce G. Willison	65,000	7,574	39,752	112,326
Alan Yassky	—	—	—	—

____________________

(1)     Consists of the following amounts (which are described in the narrative preceding the table):

		Committee
	Annual Retainer	Chair Retainer	Meeting Fees
Director	($)	($)	($)
Hanauer	95,000	5,000	22,500
Anderson	—	—	—
Doerr	25,000	—	3,500
Kelvie	25,000	—	13,500
Klein	25,000	10,000	27,000
Laybourne	13,186	—	6,500
McNamee	—	—	—
Unruh	25,000	—	26,000
Willison	25,000	5,000	35,000
Yassky	—	—	—

(2)	Reflects the amount recognized by the Company as an expense in 2006 for financial statement reporting purposes relating to restricted stock awards and past option grants. The directors did not receive any option awards in 2006, but the Company recognized an expense in 2006 for prior year option grants. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R). The assumptions used in determining these amounts are set forth in Note 12 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K, filed with the SEC.

The following table shows the restricted stock awarded to each director during 2006:

			Grant Date Fair
			Value of Restricted
		Number of Shares	Stock Award
Name	Grant Date	(#)	($)
Hanauer	06/22/2006	25,000	119,250
Anderson	—	—	—
Doerr	06/22/2006	12,500	59,625
Kelvie	06/22/2006	12,500	59,625
Klein	06/22/2006	12,500	59,625
Laybourne	06/22/2006	22,000	104,940
McNamee	—	—	—
Unruh	06/22/2006	12,500	59,625
Willison	06/22/2006	12,500	59,625
Yassky	—	—	—

     The aggregate numbers of shares of stock options and restricted stock held by each director as of December 31, 2006 are reflected in the following table.

Director	Stock Options	Restricted Stock
Hanauer	222,500	292,788
Anderson	—	—
Doerr	67,500	72,800
Kelvie	45,000	84,800
Klein	105,000	84,800
Laybourne	—	22,000
Long	—	—
McNamee	—	—
Unruh	40,000	97,800
Willison	40,000	97,800
Yassky	—	—

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information relating to beneficial ownership of our voting securities as of April 16, 2007, by each stockholder known by us to be the beneficial owner of 5% or more of any class of our voting securities,

  each of our directors,

  each of the executive officers listed in the Summary Compensation Table, and all of our directors and executive officers as a group.

     Unless otherwise noted, the address for each stockholder listed is c/o Move, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362.

				Shares of Series A
				Preferred Stock (1)			Shares of Series B
	Shares of Common Stock			Beneficially			Preferred Stock (2)
	Beneficially Owned			Owned			Beneficially Owned
Name of Beneficial Owner	Number		Percent	Number		Percent	Number		Percent
Roger B. McNamee	25,313,865	(3)(4)	14.07%	—		—	104,777	(5)	100%
Elevation Partners, L.P.	24,946,951	(4)	13.86%	—		—	104,777	(5)	100%
2800 Sand Hill Road
Suite 160
Menlo Park, CA 94025
Fred D. Anderson	24,946,951	(4)	13.86%	—		—	104,777	(5)	100%
FMR Corp.	17,823,311	(6)	11.49%	—		—	—		—
82 Devonshire Street
Boston, MA 02109
AXA Financial, Inc.	16,117,373	(7)	10.39%	—		—	—		—
1290 Ave. of the Americas
New York, NY 10104
TCS Capital GP, LLC	13,692,201	(8)	8.83%	—		—	—		—
888 Seventh Avenue
Suite 1504
New York, NY 10019
Mazama Capital Management, Inc	13,568,490	(9)	8.75%	—		—	—		—
One Southwest Columbia Street, Suite 1500
Portland, Oregon 97258
W. Michael Long	7,220,495	(10)	4.46%	—		—	—		—
L. John Doerr	4,323,229	(11)	2.79%	—		—	—		—
National Association of REALTORS®	3,855,329		2.48%	1		100%	—		—
430 North Michigan Ave.
Chicago, IL 60611
Alan Yassky	3,855,329	(12)	2.48%	1	(13)	100%	—		—
Jack D. Dennison	3,219,834	(14)	2.04%	—		—	—		—
Lewis R. Belote, III	2,169,726	(15)	1.38%	—		—	—		—
Allan P. Merrill	2,092,225	(16)	1.33%	—		—	—		—
Joe F. Hanauer	921,636	(17)	*	—		—	—		—
Allan D. Dalton	523,958	(18)	*	—		—	—		—
Kenneth K. Klein	168,600	(19)	*	—		—	—		—
Bruce G. Willison	137,800	(20)	*	—		—	—		—
V. Paul Unruh	137,800	(21)	*	—		—	—		—
William E. Kelvie	129,800	(22)	*	—		—	—		—
Geraldine B. Laybourne	22,000	(23)	*	—		—	—		—
All 19 directors and executive
officers as a group	50,727,855		25.90%	1		100%	104,777		100%
____________________

*      Represents beneficial ownership of less than 1%.

(1)	We have authorized the issuance of one share of Series A preferred stock, which is held by the National Association of REALTORS®. Although the Series A preferred stockholder is generally not entitled to notice of any stockholders’ meetings or to vote on any matters with respect to any question upon which holders of our common stock or of any other series of our preferred stock have the right to vote, except as may be required by law (in which case, the Series A preferred stock would have one vote per share and would vote together with the common stock as a single class), the holder of Series A preferred stock is entitled to elect one member of our board of directors.

(2)	By virtue of their ownership of all of the outstanding shares of our Series B Preferred Stock, Elevation currently has the right to elect two of our directors. In addition, the Series B Preferred Stock votes as a single class with the common stock on any matter to come before the stockholders of the Company, with each share of Series B Preferred Stock being entitled to cast a number of votes equal to the number of shares of Common Stock into which it is then convertible. Pursuant to the Elevation Stockholders Agreement, Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any directors designated by them.

(3)	Includes 15,650 shares of common stock owned by the Roger and Ann McNamee Trust UTAD 3/27/96. Mr. McNamee and his wife are trustees of this trust. Also includes 351,264 shares of common stock held by two Integral Capital Partners investment funds of which Mr. McNamee is a manager of the general partner. Mr. McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(4)	Pursuant to Rule 13d-3 under the Exchange Act, Elevation Partners, L.P. (“Elevation Partners”) may be deemed to beneficially own 24,941,463 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Elevation Partners. Pursuant to Rule 13d-3 under the Exchange Act, Elevation Employee Side Fund, LLC (“Side Fund”) may be deemed to beneficially own 5,488 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Side Fund.

Each of Mr. Anderson and Mr. McNamee, our two Series B Directors, as well as each of Marc Bodnick, Paul Hewson, Bret Pearlman and John Riccitiello (collectively, the “Managers”) is a manager of Elevation Associates, LLC (“Elevation LLC”), which is the sole general partner of Elevation Associates, L.P. (“Elevation GP”). Elevation GP is the sole general partner of Elevation Partners. Each of the Managers, including Messrs. Anderson and McNamee, is a manager of Elevation Management, LLC (“Elevation Management”), which is the sole managing member of Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

Elevation Partners, Elevation GP and Elevation LLC have sole power to dispose and to direct the disposition of, and sole power to vote and direct the voting of 24,941,463 shares of our common stock. Side Fund and Elevation Management have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 5,488 shares of our common stock. Each of the Managers has shared power to dispose and to direct the disposition of and shared power to vote and direct the voting of the 24,946,951 shares of our common stock held by Elevation Partners and Side Fund.

(5)	Includes approximately 104,754 shares of Series B Preferred Stock held by Elevation Partners and approximately 23 shares of Series B Preferred Stock held by Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(6)	The information shown is as of December 31, 2006 and is based upon information disclosed by FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company, and Fidelity Mid Cap Stock Fund in an amendment to a Schedule 13G filed with the SEC on February 14, 2007. Such persons reported that Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management & Research Company, and other members of the filing group, have sole power to dispose or to direct the disposition of 17,823,311 shares of our common stock. Sole power to vote these shares resides in the respective boards of trustees of the funds that have invested in the shares.

(7)	The information shown is as of December 31, 2006 and is based upon information disclosed by AXA Assurances I. A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. in a Schedule 13G filed with the SEC on February 13, 2007. Such persons reported that AXA Financial, Inc. and other members of the filing group have sole power to dispose or to direct the disposition of 16,117,373 shares of our common stock and sole power to vote or direct the voting of 12,895,150 shares of our common stock. The address of the Mutuelles AXA is 26, rue Drougot, 75009 Paris, France and the address of AXA is 25, avenue Matignon, 75008 Paris, France.

(8)	The information shown is as of December 31, 2006 and is based upon information disclosed by TCS Capital Investments, L.P., TCS Capital GP, LLC and Eric Semler in an amendment to a Schedule 13G filed with the SEC on February 9, 2007. Such persons reported that Eric Semler has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 13,692,201 shares of our common stock and that TCS Capital GP, LLC has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 13,594,701 of these shares and that TCS Capital Investments, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 8,386,947 of these shares.

(9)	The information shown is as of December 31, 2006 and is based upon information disclosed by Mazama Capital Management, Inc. in a Schedule 13G filed with the SEC on February 8, 2007. Such persons reported that Mazama Capital Management, Inc. has the sole power to dispose or to direct the disposition of 13,568,490 shares of our common stock and sole power to vote or direct the voting of 7,650,900 of these shares.

(10)	Includes 186,662 shares of restricted stock, of which 115,740 shares will not be vested or transferable as of June 15, 2007. Also includes 7,029,687 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(11)	Includes 72,800 shares of restricted stock, of which 27,500 shares will not be vested or transferable as of June 15, 2007. Also includes 67,500 shares issuable upon the exercise of options that are held by Mr. Doerr, which are vested and exercisable as of June 15, 2007. Also includes 3,657,895 shares held by Kleiner Perkins Caufield & Byers VIII, 210,967 shares held by KPCB VIII Founders Fund, and 1,615 shares held by KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr is a general partner of KPCB Associates VIII, which is the general partner of each of Kleiner Perkins Caufield & Byers VIII and KPCB VIII Founders Fund, and a general partner of KPCB Associates VII, which is the general partner of KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. Also includes 2,602 shares in the Brook H. Byers Trust dated 1986 of which Mr. Doerr is trustee, with respect to which Mr. Doerr disclaims beneficial ownership. The address of the Kleiner Perkins Caufield & Byers entities is 2750 Sand Hill Road, Menlo Park, California 94025.

(12)	Includes 3,855,329 shares of common stock held by the National Association of REALTORS®, of which Mr. Yassky currently serves as a director. Mr. Yassky disclaims beneficial ownership of all of these shares.

(13)	Includes one share of Series A Preferred Stock held by the National Association of REALTORS®, of which Mr. Yassky currently serves as a director. Mr. Yassky disclaims beneficial ownership of all of these shares.

(14)	Includes 3,189,062 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(15)	Includes 2,139,375 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(16)	Includes 2,062,499 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(17)	Includes 292,788 shares of restricted stock, of which 55,450 shares will not be vested or transferable as of June 15, 2007. Also includes 222,500 shares issuable upon the exercise of options that are held by Mr. Hanauer that are vested and exercisable as of June 15, 2007. Also includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(18)	Includes 523,958 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(19)	Includes 84,800 shares of restricted stock, of which 27,500 shares will not be vested or transferable as of June 15, 2007. Also includes 76,000 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(20)	Includes 97,800 shares of restricted stock, of which 27,500 shares will not be vested or transferable as of June 15, 2007. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(21)	Includes 97,800 shares of restricted stock, of which 27,500 shares will not be vested or transferable as of June 15, 2007. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(22)	Includes 84,800 shares of restricted stock, of which 27,500 shares will not be vested or transferable as of June 15, 2007. Also includes 45,000 shares issuable upon the exercise of options that are vested and exercisable as of June 15, 2007.

(23)	Includes 22,000 shares of restricted stock, none of which will be vested or transferable as of June 15, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION POLICY OVERVIEW

     The Company’s Management Development and Compensation Committee (the “Committee”) of the Board of Directors acts on behalf of the board to discharge the board’s responsibilities relating to management development and compensation of the Company’s executive officers and directors. The Committee reviews and sets base salary levels, target bonuses, and other elements of compensation for the chief executive officer (“CEO”) and other named executive officers of the Company each year. The Committee also administers the Company’s incentive and equity plans for all employees, including the Company’s 1999 Stock Incentive Plan and 2002 Stock Incentive Plan (collectively, the “Stock Incentive Plans”). In administering the Stock Incentive Plans and reviewing and setting the total compensation packages for Company executives, the Committee looks to several performance factors and objectives. Generally, these same factors are used in determining the compensation for employees throughout the Company.

     The Committee’s philosophy and objective in compensating executive officers of the Company is to achieve Company success by attracting, motivating, rewarding and retaining key executives and employees. The Committee believes that it can achieve such success by relating compensation to Company and individual performance, and increases in stockholder value. Consistent with this philosophy, the Committee believes that to help the Company become a strong, profitable and attractive enterprise, a proper combination of cash and equity compensation provides the best incentive to attract talented management, encourage outstanding performance and align management and stockholder interests.

COMPENSATION OBJECTIVES

     Compensation paid to our executive officers reflects the level of job responsibility, as well as individual and Company performance. As employees progress to higher levels in the Company, we believe that an increasing proportion of their pay should be linked to Company performance and stockholder returns since they are more able to affect the Company’s results. Because the named executive officers have the ability to make the most significant impact on stockholder value, a greater amount of their compensation is related to Company performance. The objective of our compensation programs are to relate compensation to corporate, business unit and individual performance, and increases in stockholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. In furtherance of this objective, our programs are designed to “pay for performance,” align the interests of our executive officers with those of our stockholders and retain the services of executives upon whose special effort the successful operation of the Company is largely dependent.

Pay for Performance

     The Committee believes compensation should incentivize and reward performance. Accordingly, the compensation programs are designed to provide increased compensation for outstanding individual and Company performance. Likewise, where individual and/or Company performance falls short of expectations, the programs generally provide lower compensation. However, the objectives of pay-for-performance and retention must be balanced such that in periods of temporary downturns in Company performance, the programs should ensure that successful, high-achieving employees, at all levels of the Company, will remain motivated and committed to the Company.

     Key compensation elements that are tied to both the named executive’s performance and the Company’s performance include:

  a base salary that may be increased based on a review of the executive’s performance in his specific role with the Company;

  a cash bonus that is based on an assessment of the executive’s performance against pre-determined quantitative and qualitative measures, within the context of the Company’s overall performance;

  equity incentive compensation in the form of stock options, the value of which is determined by the performance of the Company’s common stock, and is subject to vesting schedules that require continued employment with the Company; and

  equity compensation in the form of performance-based restricted stock units (RSUs) which will not vest unless the Company meets certain cash operating income and revenue targets for the applicable fiscal year(s), as established by the board of directors.

     Base salary and bonus are designed to reward annual achievements and reflect the named executive’s contribution to Company performance, level of responsibility, experience and effectiveness. The Committee does not apply a specific formula for determining the weighting of these factors, but applies the factors on a case by case basis. Our other elements of compensation are designed to retain and motivate executives to achiever greater long term results.

Alignment with Stockholder Interests

     The Committee seeks to align the interests of our named executives with those of our stockholders by evaluating executive performance on the basis of key financial measurements that it believes closely correlate with long-term stockholder value. These key financial metrics include revenue and/or revenue growth, cash operating income and/ or cash operating income growth, net income and/or net income growth, earnings per share, operating cash flow and return on income, return on equity, and overall economic performance and growth in the industry. Annually, the Committee reviews these measures to determine which are most appropriate for the year or program under consideration.

     The compensation elements used to align the named executive’s interests with our stockholders include:

  equity incentive compensation in the form of stock options, the value of which is based upon performance of the Company stock, and is subject to vesting schedules that require continued employment with the Company, and RSUs, which vest based on the growth of revenue and cash operating income as key financial measures that drive long-term stockholder value; and

  stock ownership and holding requirements.

Retention of Key Employees

     Compensation should foster a long-term employee commitment to the Company’s sustained success. While many Company employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on long-term results. Key elements of compensation tied to the retention of our named executive officers include:

  The extended vesting terms for equity incentive compensation, such as stock options; and

  The granting of certain RSUs, which only vest if the executive remains employed with the Company and the Company achieves certain financial performance targets for the applicable fiscal year.

Additional Compensation Policies.

     Our compensation policies for all employees also apply to our named executive officers, and include:

  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

  Compensation policies should be clear to employees. In order for compensation to be an effective motivator, employees should understand how their efforts and Company performance can affect their pay.

  Compensation and benefit programs should be fair and equitable. Although programs and individual pay levels will by their nature reflect differences in job responsibilities, the given market or geographic region, and related considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to effectively carry out his or her responsibilities.

THE COMMITTEE’S PROCESSES

     The Committee utilizes a number of processes to assist it in ensuring that the Company’s executive compensation programs are achieving their objectives. Among those are:

Assessing Company Performance

     The Committee reviews prior Company performance to assist in establishing the total compensation ranges at the outset of the year, as well as to determine cash and equity incentive awards at the end of the year. The Committee annually makes the determination as to which measures to use from the following group: revenue and/or revenue growth, cash operating income and/or cash operating income growth, net income and/or growth, earnings per share, operating cash flow and return on income, return on equity, overall economic performance and growth in the industry. In reviewing the applicable measures for such year, the Committee generally relies upon the pre-determined formula with respect to the basis for payments under the cash incentive bonus plans, but uses its discretion and may take into account other factors such as short-term changes in the business or economic environment, and individual officer contributions and performance.

Assessing Individual Performance

     Individual performance has a strong impact on the compensation of all employees, including the executive officers. With respect to the CEO, the Committee meets with the CEO in executive session annually at the beginning of the year to agree upon the CEO’s performance objectives (both individual and Company). At the end of the year, the Committee again meets in executive session to conduct a performance review of the CEO, based on achievement of the agreed-upon objectives for the year, including his self-evaluation, and a summary of the evaluations made by the other members of the board of directors. The assessment of the CEO is therefore conducted by the entire board and communicated to the CEO.

      For the other named executive officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Committee and the board’s interactions with the executive officers over the course of the year. As with the CEO, the performance evaluation of these executives is based on achievement of pre-determined Company and individual objectives. The CEO and the Committee together assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO. The full board also receives the CEO’s assessment of the other executives, but does not play a role in determining the compensation for those executives, with the exception of the Chief Financial Officer (“CFO”), for which the Audit Committee chairperson is consulted.

Benchmarking

     The Committee considers competitive market compensation paid by other companies within the Company’s peer group, but does not attempt to maintain a target percentile within a peer group or otherwise rely on that data to determine executive compensation. The Committee incorporates flexibility into compensation programs and in the assessment process, responds to and adjusts for the evolving business environment. In 2006, the Committee reviewed our compensation practices against a peer group of companies in conjunction with the retention of a compensation consultant, Radford Surveys + Consulting (“Radford”). Radford selected the peer group consisting of twenty-one companies in related industries reflective of our business model and competitive talent market, with revenues of approximately $200 million to $1 billion including, InfoSpace, Martha Stewart Omnimedia, ValueClick, priceline. com Incorporated and United Online. Radford then analyzed published surveys and internal data to review the overall executive compensation programs of these companies in comparison with the Company’s practices in order to make compensation recommendations to the Committee as discussed below.

Role of Compensation Consultant

     Periodically, the Committee may utilize an outside compensation consultant to assist in reviewing and establishing compensation programs for the named executive officers. In 2006, the board requested that the Committee recommend a comprehensive equity incentive program for the Company’s senior management team. The Committee retained Radford to assist in preparing such a program. Radford made an assessment of the Company’s overall executive compensation structure including base salary, total cash awards, existing long-term incentives, the value of current executive equity holdings, and historical equity usage, including the total expense and impact to earnings per share. The Committee and Radford analyzed this assessment relative to the peer group, the parameters recommended by proxy consulting firms such as Institutional Shareholder Services, and the current business needs and long-term Company strategy. Based on this review and analysis, as discussed below under “Equity Incentives”, in 2006 the Committee recommended to the board retaining existing base salaries and cash incentive levels, but granting a combination of time vested stock options and performance-based restricted stock unit awards contingent on achieving certain Company financial targets in 2008.

     The Company’s executives did not participate in the selection of Radford and, except for the foregoing, the Company does not receive any other services from Radford. The Company has not used the services of any other compensation consultant in matters affecting named executive officer or director compensation. In the future, the Company or the Committee may engage or seek the advice of Radford or other compensation consultants.

Role of Executive Officers in Compensation Determinations

     As noted above, the CEO and the Committee together assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO. The full board also receives the CEO’s assessment of the other executives, but does not play a role in determining the compensation for those executives, with the exception of the CFO, for which the Audit Committee chair is consulted.

ELEMENTS USED TO ACHIEVE COMPENSATION OBJECTIVES

     Described below are the elements of compensation the Committee uses to achieve the compensation objectives discussed above. Although the Committee emphasizes compensation that is tied to performance, no specific formula is used in regard to the allocation of the various compensation elements.

Annual Cash Compensation

  Base Salary

     Base salary is the fixed element of the executive’s annual cash compensation. The value of base salary reflects the named executive’s level of responsibility, relative experience and breadth of knowledge. Base salaries are evaluated annually but are not automatically increased if the Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with the Company’s primary intent of weighting compensation towards achieving performance objectives.

  Cash Incentive

     The Committee, with input from the CEO, annually establishes a bonus plan for each named executive officer. The bonus plan sets forth the executive’s individual and Company performance goals and bonus potential. Because the executives have an increased ability to affect the Company’s financial results, the Committee links an increased proportion of their pay to Company financial performance. In fiscal year 2006, 60% of Messrs. Long, Belote, Dennison and Merrill’s potential cash incentive compensation was based on the financial performance of the Company assessed against pre-determined cash operating income and revenue targets established by the Committee, and 40% of their potential cash incentive compensation was based on the achievement of the individual objectives established for each of these executives. As discussed under “Executive Compensation for 2006” below, with respect to Mr. Dalton, 80% of his potential cash incentive compensation was tied to Company and business unit financial goals, and 20% was based on individual performance goals.

Equity Awards

  Stock Options and RSUs

     The Company relies heavily on long-term equity based compensation to compensate and incentivize its executive officers. The Committee’s practice is to authorize stock option grants based on employee performance and value to the Company, and to use grants to attract and hire talented professionals in key positions in a highly competitive market. The Committee does not have a policy that creates automatic option grants each year, but instead reviews option awards annually for the executives and other key Company employees. In March of 2007, the Committee adopted a policy, formalizing its practice since 2002, such that all option grants are subject to its approval except that the Committee has delegated to the CEO the authority make stock option grants to employees of 25,000 or fewer shares, provided that no option grants may be made by the CEO to any officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 without the prior approval of the Committee.

     Stock options typically have been granted by the Committee to executive officers, in connection with a significant increase in responsibilities, and periodically to achieve the retention objective. Grants are based on the executive’s level of responsibility, anticipated future contribution to Company and/or business unit results, past performance, peer group and comparable company data, and other relevant factors. As noted above, the Committee considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such allocations.

     When determining the appropriate combination of stock options and RSUs, the Committee also weighs the accounting cost of these grants with their potential benefits as a compensation tool. The Committee believes that combined grants of stock options and RSUs can balance the objective to motivate the named executives to deliver long-term value to our stockholders, with rewarding the executive’s performance. Stock options only have value to the extent the price of the Company stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool and align management’s interests with stockholders. Unlike stock options, RSUs offer executives the opportunity to receive shares of Company stock on the date of vesting, but are contingent upon achieving certain Company financial performance targets established by the Committee. In this regard, RSUs serve to reward, motivate and retain executives, as the value of the Company’s stock will be enhanced if the performance targets are met.

  Grant Timing and Price

     Annual equity incentive grants were made at the Committee’s June 22, 2006 meeting. In March of 2007, the Committee adopted a policy, formalizing its practice, such that option awards, are generally non-qualified options and are granted on the date the Committee or CEO acts to approve such awards and shall be exercisable at the “fair market value” on such date of grant. Under the policy, option grants to executive officers and other key employees recommended by the CEO are generally considered annually in connection with the Committee’s year-end review of management performance and executive compensation, notwithstanding the timing of the Company’s annual earnings release or other disclosures. Therefore, we do not coordinate the timing of equity award grants with the release of material nonpublic information.

Other Elements

  Employment Agreements and Severance Benefits

     In 2002, the Company entered into employment agreements with Messrs. Long, Belote and Dennison, and executive severance and retention agreements with Messrs. Dalton and Merrill. The agreements allow us to retain and attract highly-qualified executives, and also ensure the continued employment and dedication of our executive officers. Change in control benefits align executive and stockholder interests by enabling the executives to consider change in control arrangements that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transaction would jeopardize their own employment. The potential severance and change in control benefits are more fully described below in “Potential Payments upon Termination or Change in Control”.

  Retirement and Welfare Benefits

     The named executive officers are offered the same retirement and welfare benefits as the rest of the Company’s full time employees. These benefits include medical and dental coverage, disability and life insurance and the Move, Inc. 401(k) Plan. The cost of these benefits is partially borne by the employee, including each named executive officer.

  Perquisites

     The Company currently does not provide significant perquisites or personal benefits to the executive officers.

  Share Ownership Guidelines

     We require our named executive officers to own specified amounts of the Company’s common stock. The number of shares of the Company’s common stock that must be held is set at a multiple of the executive’s base salary. The ownership requirement is based upon the executive’s position within the Company; for the CEO, the multiple is 5, and for the other named executive officers, the multiple is 3. The options and restricted stock held by each executive are considered in determining whether the executive maintains the appropriate stock holdings. With respect to restricted shares awarded after January 15, 2005, and with respect to shares acquired upon exercise of options awarded after January 15, 2005, 25% of the “profit shares” (i.e., those shares held after the payment of any applicable exercise price and taxes related to the vesting and/or exercise of the award) must be retained throughout the term of employment. In addition, 75% of the profit shares are required to be retained until persons hold sufficient shares to comply with the ownership targets. The covered executives have three years to comply with these requirements.

     Regarding restricted stock and option exercises for grants issued prior to the above dates for each named executive officer, the executive is required to retain such amounts commensurate with their personal financial circumstances until such executive has sufficient retention to comply with ownership targets.

  Tax Deductibility of Compensation.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows the deduction for certain compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” as defined in the Code and applicable regulations. In order to maintain flexibility, the Committee reserves the discretion to determine whether to seek to comply with the requirements of 162(m) based on the goals and objectives established by the Committee. The Company believes that stock options granted and bonuses awarded in 2006 satisfy the requirements for “performance-based compensation,” but all other compensation of executives in 2006 was subject to the Section 162(m) limits on deductibility.

EXECUTIVE COMPENSATION FOR 2006

     The 2006 compensation for named executives consisted of the primary components described above: base salary; an annual cash incentive bonus; equity incentives (options and RSUs under the Stock Incentive Plans), and a benefits package. Following is a discussion of the Committee’s considerations in establishing each compensation component for the executive officers.

Base Salary

     As stated above, the Company has entered into employment agreements with three of our named executive officers, providing base salaries of $500,000 for Mr. Long, $400,000 for Mr. Dennison, and $350,000 for Mr. Belote, with eligibility to receive cash bonuses up to twice their annual base salary for extraordinary performance. In 2002, based on their experience and year-after-year successful performance, we entered into compensation arrangements with Messrs. Dalton and Merrill providing for base salaries of $325,000 each, with eligibility to receive cash bonuses up to twice their annual base salary for extraordinary performance. In light of the factors described above and the equity compensation arrangements provided to the executives, the Committee believes that the existing employment arrangements for these officers, with the exception of Mr. Dalton, provide an appropriate base salary and incentive bonus opportunity, and accordingly, the Committee has not changed these amounts except as to Mr. Dalton as described below. None of these other executives have received an increase in salary since 2002.

     Mr. Dalton, formerly President of the Company’s Real Estate Division, has accepted a new position with the company to lead a new business venture that will create new products and services for sale to consumers and real estate professionals. To incentivize Mr. Dalton to aggressively develop this new business venture and to acknowledge that for a period of time he will have to assist with certain REALTOR.com® activities, the Committee, upon the recommendation of Mr. Long, agreed to increase Mr. Dalton’s base salary to $350,000, with a guaranteed bonus of $400,000 for 2007 paid in four quarterly installments of $100,000, in recognition of his continued support of REALTOR.com® activities. In addition, Mr. Dalton’s cash incentive bonus for 2007 will be based on achieving certain business milestones, sales and profit goals in connection with the new venture.

Annual Cash Incentive Bonuses

     The Committee determines how much of the eligible bonus the named executive receives based on the assessment of individual and company performance as set forth in the Company’s annual incentive plan. The bonuses paid for 2006 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year by the Committee with input from the CEO. Bonus payouts for the year are then determined by the Company’s financial results and individual performance results for the year relative to predetermined performance measures determined annually by the Committee.

     Under the 2006 cash bonus program, the Company’s executive officers had the opportunity to earn cash bonuses for 2006 based on the Company’s level of achievement of pre-established performance goals relating to revenue and cash operating income, the achievement of individual performance metrics, and, in the case of Mr. Dalton, the achievement of pre-established business unit performance goals relating to revenue and cash operating income. The target bonus opportunity for each of the named executive officers was set at 100% of their respective base salary. Actual bonus amounts could range from 0% for performance below a threshold level to 200% for exceptional performance. For Messrs. Long, Dennison, Belote and Merrill, the amount of the bonus potential would be based 60% on the Company’s achievement of performance goals and 40% on individual performance metrics; for Mr. Dalton, the amount of the bonus potential would be based 30% on the Company’s achievement of performance goals, 50% on business unit performance goals, and 20% on individual performance metrics.

     The Committee uses the performance allocation formulas as a guideline for determining the portion of annual cash incentives attributable to Company financial and individual performance, but does not apply a strict formulaic calculator of these metrics, with the exception that an executive cannot earn more than the maximum percentage amount. The Committee incorporates flexibility into the annual cash bonus opportunity to better reflect the evolving nature of our business. In this light, the Committee may also adjust upward or downward the bonus portions related to the Company and individual objectives, provided that the Company must achieve at a minimum the threshold Corporate Financial Performance target for any amount to be paid under that measure.

     While Messrs. Long, Dennison, Belote and Merrill served the Company as a whole, Mr. Dalton’s responsibilities focused primarily on the business units under his direction and therefore a greater percentage of his cash incentive goals were weighted towards that measure since he should have a greater ability to influence the performance of those units. Corporate Financial Performance remained an element of his target bonus, albeit to a lesser degree than his Business Unit Financial Performance, due to his Business Unit’s impact on overall corporate performance.

     Corporate Financial Performance Element

     The Corporate Financial Performance element was determined based on a financial matrix that included Cash Operating Income and Revenue components. For purposes of the 2006 bonus plan, “Cash Operating Income” means operating income less non-cash charges, corporate branding, former officer legal costs and other extraordinary, non-recurring items, calculated before payment of executive bonuses.

     Business Unit Financial Performance Element

     The Business Unit Financial Performance element was determined based on a financial matrix that included Cash Operating Income and Revenue components.

     The Cash Operating Income and Revenue components that made up the Corporate and Business Unit Financial Performance Elements for 2006 were set aggressively, particularly in light of the fact that in the first half of 2006 the Company launched the initial version of the Move.com™ real estate search engine which encompassed a new business model for its rental and new homes divisions, a completely new brand for the Company, and in the last half of 2006 the Company transferred its data center operations which slowed product rollout for a period of time.

     Results of 2006 Performance against Financial Performance Elements. In 2006, the Company (and business units) did not achieve the targeted performance objectives. As a result, the cash bonuses awarded to our executive officers were less than their target award. Please see the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual bonus amounts earned by our executive officers in 2006.

     Individual Performance Objectives

     The Individual Performance objectives were established separately for each executive but were based upon their individual responsibilities, confidential Company or business unit plans and targets, including those regarding significant customer and partner relationships, as well as financial targets, and related leadership and management objectives.

     Results of 2006 Performance against Individual Performance Objectives. The expected bonus for Messrs. Long, Dennison, Belote and Merrill for satisfying the Individual Performance Element was 40% of the target bonus, with a maximum potential bonus award for extraordinary performance of 80% of the target bonus. These executives satisfied their individual performance goals, receiving the full amount of their target bonus. The Committee believed that Mr. Dalton performed extraordinarily with respect to his individual performance goals and therefore he received the extraordinary performance level amount for Individual Performance.

     While these Company and individual performance targets were set at what the Committee believed were achievable, the maximum bonus of 200% would have required extraordinary performance for both the individual and Company measures which were unlikely, and for 2006 were only achieved by one executive in connection with his individual performance objectives. Generally, the Committee sets the target and maximum performance requirements such that the relative ability to achieve these targets is consistent from year to year.

Equity Incentives

     As discussed elsewhere herein, the Committee retained Radford in 2006 to analyze, among other matters, the existing equity grants of the Company’s senior management team, equity incentive programs of comparable companies, and the parameters recommended by proxy consulting firms. Based on this review, the Committee recommended to the board granting time-vested stock options and performance-based RSU awards. In 2006, the Committee utilized these two forms of equity incentives to foster the long-term perspective necessary for continued success in our business. The amount of equity incentive compensation granted in 2006 was also based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success.

2006 Stock Option and RSU Grants

     Our named executives received the majority of their stock options grants when they joined the Company, which are now vested. In order to better balance the executives’ unvested and vested options, and to better insure retention and motivate executives to create sustained shareholder value, the Committee with the assistance and advice of Radford, granted additional stock options and RSUs in 2006. Under these grants, the stock options were to vest quarterly over a four-year time period, and the RSUs were contingent upon achieving Company financial performance targets during the 2008 fiscal year. This approach was adopted to meet the challenges and opportunities of the Company over the long-term, and to retain and motivate executives by requiring stretch performance to achieve above market equity compensation, while simultaneously better aligning executives’ interests with long-term stockholder value creation. The amounts granted to each executive were based on the overall compensation analysis conducted by Radford, including equity incentive grants for similarly situated executives in the peer group, expected market trends, and the existing equity percentages of our named executives. While the Committee took into account the benchmark analysis conducted by Radford in adopting these grants, it did not seek to target any specific percentile. Rather, consistent with its pay-for-performance philosophy, the Committee’s intent was to adopt equity incentives that will attract, retain and motivate executives to achieve outstanding and sustained Company performance for stockholders.

     In 2006, when the Committee set the 2008 financial performance goals necessary for the RSU grants to vest, they were at high but achievable levels based on the Company’s internal confidential business plan at the time. Given that vesting of the 2006 grants required a three-year projection of financial performance in a highly competitive and rapidly changing market, changes to the Company’s strategy for 2007 and 2008 have resulted in a restructuring of the RSU grants and targets to better reflect the current strategy of the Company while adhering to the original goals of increased and sustained performance. The Committee has taken the opportunity, with management’s agreement, to modify the original award reducing the original RSUs available for vesting in 2008 by 50% for each executive, and lowering the target financial performance for 2008 based upon current market conditions and the Company’s expected performance within the market, while also establishing financial performance targets for 2009, which will provide the potential for executives to earn the remaining 50% of the RSUs previously granted after the 2009 fiscal year end.

     Based on the amended terms of the RSU awards, the officers may earn shares of the Company’s stock upon attaining certain performance goals relating to the Company’s revenue and EBITDA for the fiscal years ended December 31, 2008 and December 31, 2009. Vesting of the RSU awards will be based on achieving threshold, target or maximum levels for the financial measurements. For example, the named executives will receive only half of the RSUs awarded for the 2008 performance period, if the Company at the end of 2008 satisfies only 91% of the revenue threshold goal and 67% of the EBITDA threshold goal. The parameters are similar for vesting of the RSUs for the 2009 performance period. The maximum amount the executive can receive is 100% vesting of the award for each performance period. The 2008 and 2009 financial goals require a high level of financial performance in both years which the Committee believes are challenging but achievable.

     The amount of potential payouts, assuming all measurements are met at either threshold, target or maximum levels over the three-year period, are indicated in the “Grants of Plan-Based Awards Table” below.

Benefits Package

     In 2006, the executive officers received the same retirement and welfare benefits as the rest of the Company’s full time employees, including medical and dental coverage, disability and life insurance and participation in the Move, Inc. 401(k) Plan.

COMPENSATION COMMITTEE REPORT

     The Management Development and Compensation Committee (the “Committee”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Committee:

BRUCE G. WILLISON, Chairperson JOE F. HANAUER

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2006, the management development and compensation committee was composed of two non-employee directors, Messrs. Hanauer and Willison, none of whom have any interlocking relationships as defined by the SEC.

EXECUTIVE COMPENSATION

     The following compensation tables should be read in conjunction with the section entitled “Compensation Discussion and Analysis” in this proxy statement.

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid for services in 2006 to all persons who served as our chief executive officer, chief financial officer, and our other three most highly compensated executive officers during 2006. We collectively refer to these persons as the “named executive officers.”

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (1)	($) (2)	($) (3)	($)
W. Michael Long	2006	500,000	1,488,364	2,119,103	275,000	—	4,382,467
Chief Executive Officer
Lewis R. Belote, III	2006	350,000	401,858	532,569	192,500	6,600	1,483,527
Chief Financial Officer
Jack D. Dennison	2006	400,000	669,764	779,286	220,000	6,500	2,075,550
Chief Operating Officer
Allan D. Dalton	2006	325,000	600,307	645,667	162,500	3,000	1,736,474
President and CEO,
REALTOR.com®
Allan P. Merrill	2006	325,000	600,307	1,259,673	178,750	6,600	2,370,330
Executive Vice President,
Strategy and Corporate
Development

____________________

(1)	Reflects the amount recognized by the Company as an expense in 2006 for financial statement reporting purposes relating to stock and option awards, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The assumptions used in determining these amounts are set forth in Note 12 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

(2)	Reflects annual cash incentive awards earned based on 2006 performance. For information regarding our annual cash incentive program, see the “Executive Compensation for 2006” discussion in the Compensation Discussion and Analysis section of this proxy statement.

(3)	Amounts included in this column represent Company matching contributions to the 401(k) plan, which are fully vested for each executive.

GRANTS OF PLAN-BASED AWARDS IN 2006

     The following table provides information about equity and non-equity awards granted to the named executives in 2006.

								All Other
								Option
								Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Number of	or Base
		Under Non-Equity Incentive			Under Equity Incentive			Securities	Price of	Grant Date
		Plan Awards (1)			Plan Awards (2)			Underlying	Option	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	of Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($/Sh)	($) (4)
Long		—	500,000	1,000,000
	06/22/06				750,000	1,125,000	1,500,000			7,155,000
	06/22/06							625,000	4.77	2,155,625
Dennison		—	400,000	800,000
	06/22/06				337,500	506,250	675,000			3,219,750
	06/22/06							308,333	4.77	1,063,441
Dalton		—	325,000	650,000
	06/22/06				302,500	453,750	605,000			2,885,850
	06/22/06							283,333	4.77	977,216
Merrill		—	325,000	650,000
	06/22/06				302,500	453,750	605,000			2,885,850
	06/22/06							283,333	4.77	977,216
Belote		—	350,000	700,000
	06/22/06				202,500	303,750	405,000			1,931,850
	06/22/06							200,000	$4.77	689,800
____________________

(1)	Pursuant to our annual cash incentive program, each named executive officer’s target bonus was 100% of their annual base salary, with the ability to earn up to a maximum of 200% of their base salary for exceptional performance. Pursuant to the program there is no threshold amount, but executive officers are able to earn a portion of the target amount. For information regarding our annual cash incentive program, see the “Executive Compensation for 2006” discussion in the Compensation Discussion and Analysis section of this proxy statement. The actual amount earned by each named executive officer in 2006 is reported under the Non- Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents threshold, target and maximum payout levels of performance-vesting restricted stock units (“RSUs”) granted in 2006. The RSUs will vest in 2009 and 2010 if the company achieves certain EBITDA and revenue goals during the 2008 and 2009 fiscal years. For more information regarding the restricted stock units, see the “Executive Compensation for 2006-Equity Incentives” discussion in the Compensation Discussion and Analysis section of this proxy statement.

(3)	Award of time-vesting stock options granted in 2006 under the Stock Incentive Plans. The stock options vest ratably on a quarterly basis over four years following the date of grant.

(4)	The grant date fair value of the awards is determined pursuant to FAS 123R.

EMPLOYMENT-RELATED AGREEMENTS

Mr. Long

     We entered into an employment agreement with Mr. Long dated as of March 6, 2002 that provides for his employment as our chief executive officer. Mr. Long’s employment agreement provides for annual base salary of $500,000. We will reimburse Mr. Long the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane indirectly owned by him. We also will reimburse him for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Long in the same after-tax position as he would have been in had no such taxes been imposed.

Mr. Belote

     We entered into an employment agreement with Mr. Belote dated as of March 6, 2002 that provides for his employment as our chief financial officer. Mr. Belote’s employment agreement provides for annual base salary of $350,000. We will reimburse Mr. Belote for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Belote in the same after-tax position as he would have been in had no such taxes been imposed.

Mr. Dennison

     We entered into an employment agreement with Mr. Dennison dated as of March 6, 2002 that provides for his employment as our chief operating officer. Mr. Dennison’s employment agreement provides for annual base salary of $400,000. We will reimburse Mr. Dennison for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Dennison in the same after-tax position as he would have been in had no such taxes been imposed.

Mr. Dalton

     On September 30, 2002, we entered into an executive retention and severance agreement with Mr. Dalton pursuant to which he agreed to serve as President and CEO of REALTOR.com®. Additionally, we entered into a compensation arrangement with Mr. Dalton that provides for annual base salary of $325,000. We will reimburse Mr. Dalton for actual and reasonable business expenses. We entered into a new employment agreement with Mr. Dalton on February 22, 2007, which reflects his new position as president of a new business venture, and provides for an annual incentive bonus structure that is different from those of our other executives in order to incentivize Mr. Dalton to achieve date-certain milestones and sales goals in connection with launching and monetizing the new venture. For information regarding Mr. Dalton’s arrangement, see the “Executive Compensation for 2006” discussion in the Compensation Discussion and Analysis of this proxy statement.

Mr. Merrill

     On April 24, 2002, we entered into an executive retention and severance agreement with Mr. Merrill pursuant to which he agreed to continue to serve as executive vice president of strategy and corporate development. Additionally, we entered into a new compensation arrangement with Mr. Merrill that provides for annual base salary of $325,000, effective January 21, 2002.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

     The following table provides information on the current holdings of stock option and stock awards by the named executives.

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan Awards:
										Equity Incentive	Market or
	Number									Plan Awards:	Payout Value
	of		Number of							Number of	of Unearned
	Securities		Securities						Market Value	Unearned	Shares, Units
	Underlying		Underlying				Number of		of Shares or	Shares, Units	or Other
	Unexercised		Unexercised		Option		Shares or Units		Units of Stock	or Other Rights	Rights That
	Options		Options		Exercise	Option	of Stock That		That Have Not	That Have Not	Have Not
	(#)		(#)		Price	Expiration	Have Not Vested		Vested	Vested	Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($) (1)	(#)	($) (1)
Long	1,300,000	(2)	0		1.76	1/24/2012				1,500,000 (8)	8,265,000
	3,900,000	(3)	0		1.76	1/24/2012
	468,750	(4)	281,250	(4)	4.09	5/11/2014
	0		250,000	(7)	4.09	5/11/2014	70,922	(9)	390,780
	1,006,250	(5)	1,293,750	(5)	2.16	3/17/2015	115,740	(10)	637,727
	78,125	(6)	546,875	(6)	4.77	6/22/2016

Belote	432,500	(2)	0		1.76	1/24/2012				405,000 (8)	2,231,550
	1,297,500	(3)	0		1.76	1/24/2012
	164,062	(4)	98,438	(4)	4.09	5/11/2014
	0		87,500	(7)	4.09	5/11/2014
	153,125	(5)	196,875	(5)	2.16	3/17/2015
	25,000	(6)	175,000	(6)	4.77	6/22/2016

Dennison	650,000	(2)	0		1.76	1/24/2012				675,000 (8)	3,719,250
	1,950,000	(3)	0		1.76	1/24/2012
	234,375	(4)	140,625	(4)	4.09	5/11/2014
	0		125,000	(7)	4.09	5/11/2014
	218,750	(5)	281,250	(5)	2.16	3/17/2015
	38,541	(6)	269,792	(6)	4.77	6/22/2016

Dalton	98,959	(11)	0		0.39	10/8/2012				605,000 (8)	3,333,550
	164,062	(4)	98,438	(4)	4.09	5/11/2014
	0		87,500	(7)	4.09	5/11/2014
	153,125	(5)	196,875	(5)	2.16	3/17/2015
	35,416	(6)	247,917	(6)	4.77	6/22/2016

Merrill	450,000	(12)	0		2.25	1/17/2012				605,000 (8)	3,333,550
	700,000	(15)	0		1.76	1/24/2012
	50,001	(13)	0		0.56	3/31/2013
	385,416	(14)	114,584	(14)	3.24	11/24/2013
	164,062	(4)	98,438	(4)	4.09	5/11/2014
	0		87,500	(7)	4.09	5/11/2014
	153,125	(5)	196,875	(5)	2.16	3/17/2015
	35,416	(6)	247,917	(6)	4.77	6/22/2016
____________________

(1)	Reflects the value as calculated based on the closing price of our common stock on December 29, 2006 ($5.51).

(2)	Stock options granted to the executive on January 24, 2002, which fully vested on January 24, 2002.

(3)	Stock options granted to the executive on January 24, 2002, which vested ratably on a monthly basis over 48 months beginning on February 1, 2002.

(4)	Stock options granted to the executive on May 11, 2004, which vest ratably on a quarterly basis over four years beginning on May 11, 2004.

(5)	Stock options granted to the executive on March 17, 2005, which vest ratably on a quarterly basis over four years beginning on March 17, 2005.

(6)	Stock options granted to the executive on June 22, 2006, which vest ratably on a quarterly basis over four years beginning on June 22, 2006.

(7)	The options vest in full on May 11, 2009, since the Company failed to meet performance criteria in 2006 that would have caused them to vest on May 11, 2007.

(8)	Performance-based restricted stock units granted to the executive on June 22, 2006, which vest based on achieving revenue and EBITDA targets in 2008 and 2009. For more information regarding the restricted stock units, see the “Executive Compensation for 2006 –Equity Incentives” discussion in the Compensation Discussions and Analysis section of this proxy statement.

(9)	Restricted stock units granted to Mr. Long on March 31, 2004, which vest in full on March 31, 2007.

(10)	Restricted stock units granted to Mr. Long on March 17, 2005, which vest in full on March 17, 2008.

(11)	Stock options granted to Mr. Dalton on October 8, 2002, which vested as to 250,000 shares on the date of grant and the remainder vests ratably on a monthly basis over 48 months beginning on November 1, 2002. Mr. Dalton has exercised 1,104,041 of the original 1,200,000 grant.

(12)	Stock options granted to Mr. Merrill on January 17, 2002, which vest ratably on a monthly basis over 48 months beginning on February 1, 2002.

(13)	Stock options granted to Mr. Merrill on March 31, 2003, which vest ratably on a monthly basis over 36 months beginning on April 30, 2003.

(14)	Stock options granted to Mr. Merrill on November 24, 2003, which vested as to 125,000 shares on November 24, 2004 and the remainder vests ratably on a monthly basis over 36 months beginning on December 24, 2004.

(15)	Stock options granted to Mr. Merrill on January 24, 2002, which vested as to 87,500 shares on July 24, 2002 and the remainder vested ratably on a monthly basis over 36 months beginning on December 24, 2004.

OPTION EXERCISES AND STOCK VESTED IN LAST FISCAL YEAR

     The following table provides information regarding stock options exercised by our named executive officer during 2006. Our named executive officers did not have any stock awards that vested in 2006.

Option Awards
Number of
	Shares Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($) (1)
Long	—	—
Belote	—	—
Dennison	—	—
Dalton	851,041	4,518,260
Merrill	—	—
____________________

(1)	Reflects the value as calculated by the difference between the market price of our common stock on the date of exercise, and the exercise price of the stock options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     As discussed above, we have entered into employment-related agreements with our named executive officers which provide, among other things, for benefits to the executive in the event of the termination of his employment under certain conditions. The following table summarizes the value of payments and benefits that each named executive officer would be entitled to receive assuming that a termination of employment occurred on December 31, 2006 under the circumstances shown. The amounts shown in the table exclude the executive’s accrued obligations and benefits and distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

     Each executive has agreed in his agreement not to solicit our employees, for a period of one year following the termination of his employment.

	Long		Belote		Dennison		Dalton		Merrill
Reason for Termination:
By Company Without Cause;
Constructive Termination
(with or without a Change in
Control)
Cash Severance	$1,500,000	(1)	$1,050,000	(1)	$1,200,000	(1)	$487,500	(2)	$487,500	(2)
Health & Welfare
Continuation	—		—		—		$15,682	(3)	$15,682	(3)
Value of Accelerated Equity
Awards	$5,493,125	(4)	$1,053,063	(4)	$1,519,021	(4)	$1,107,022	(5)	$1,367,127	(5)
280G Gross-Up Payment	$1,684,875	(6)	$387,155	(6)	$532,920	(6)	—		—
Total Estimated Value of
Payments and Benefits	$8,678,000		$2,490,218		$3,251,941		$1,610,204		$1,870,309
Death or Disability
Cash Severance	$1,500,000	(1)	$1,050,000	(1)	$1,200,000	(1)	$487,500	(2)	$487,500	(2)
Health & Welfare
Continuation	$—		$—		$—		$15,682	(3)	$15,682	(3)
Value of Accelerated Equity
Awards	$5,493,125	(4)	$1,053,063	(4)	$1,519,021	(4)	$1,107,022	(5)	$1,367,127	(5)
Total Estimated Value of
Payments and Benefits	$6,993,125		$2,103,063		$2,719,021		$1,610,204		$1,870,309
____________________

(1)	Pursuant to their employment agreements, upon an involuntary termination of employment, termination by the Company without cause, or termination of employment by reason of the executive’s death or disability (each as defined in the agreement), Messrs. Long, Belote and Dennison will receive an amount equal to his annual base salary and his target annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months.

(2)	Pursuant to Messrs. Dalton and Merrill’s executive retention and severance agreement, whether or not in connection with a change in control, in the event of the executive’s termination without cause, resignation based on diminution of responsibilities, or termination by reason of the executive’s disability or death (each as defined in the agreement), the executive will receive a lump sum payment in an amount equal to their annual base salary and a payment in an amount equal to 50% of the target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Dalton and Mr. Merrill a prorated portion of his target bonus less his Minimum Bonus Payment.

(3)	Reflects the cost of providing continued medical coverage premiums for a period of up to twelve months, as provided in the executive’s executive retention and severance agreement.

(4)	Reflects the value of unexercised and unvested equity awards that would vest upon termination without cause as reflected in the employment agreements for Messrs. Long, Dennison and Belote, and in their stock option grants in 2004 through 2006. In addition, pursuant to the stock option grants to these executive officers in 2004 through 2006, upon a termination without cause, the awards will become fully vested and remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.

(5)	Pursuant to Messrs. Dalton and Merrill’s executive retention and severance agreements, any equity awards that were granted prior to September 30, 2002, or April 24, 2002 in the case of Mr. Merrill, will become fully vested and remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period. In addition, pursuant to the stock option grants to these executive officers in 2004 through 2006, upon a termination without cause, the awards will become fully vested and remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.

(6)	Employment agreements with Messrs. Long, Belote and Dennison provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% medicare tax rate and a 9% state income tax rate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

POLICY AND PROCEDURES

     The audit committee is responsible for the review and approval of transactions between the Company and its directors and/or executive officers (or their immediate family members) that would be subject to disclosure in the Company’s proxy statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). The audit committee’s charter requires that the committee review all related party transactions for potential conflict of interest situations on an ongoing basis and that the committee approve only those transactions that are the subject of arms length negotiations and have terms that would be no worse than those that could be obtained by negotiating with an outside party. The audit committee will also review all transactions between the Company and the NAR or the National Association of Home Builders with a value in excess of $1 million.

     Our corporate governance guidelines further require that each board member disclose to the audit committee and the board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the audit committee or the board for approval. After such disclosure and response to any questions that the audit committee or the board may have, the interested director will, unless otherwise requested by the audit committee or the board, abstain from voting on the matter and, if requested, will leave the meeting while the remaining members of the audit committee or the board discuss and vote on such matter. Our corporate governance guidelines further require that the audit committee shall only approve a related party transaction, including certain transactions between the Company and the NAR or the National Association of Home Builders, if it is a transaction that is the subject of arms’ length negotiations, has terms that are no worse than those that could be obtained by negotiating with an outside party, and otherwise meets regulatory requirements as well as other legal requirements applicable to the Company.

     The board has previously approved the related party transactions described below.

OPERATING AGREEMENT WITH THE NATIONAL ASSOCIATION OF REALTORS®

     In November 1996, we entered into an operating agreement with the NAR, which governs how our subsidiary, RealSelect, Inc., operates the REALTOR.com® web site on behalf of the NAR. For a description of the operating agreement, please see Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

     Under our operating agreement as originally entered into with the NAR, we were required to make quarterly royalty payments of up to 15% of RealSelect’s operating revenue in the aggregate to the NAR and the entities that provide us the information for our real property listings (“data content providers”).

     In 2002, we and the NAR amended the NAR operating agreement. In accordance with the operating agreement, as amended, we paid $1,542,000 to the NAR in 2006 and for 2007 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

TRANSACTIONS WITH EXECUTIVE OFFICERS

     As part of an employment agreement entered into in 2002, we reimburse Mr. Long for the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane that is owned indirectly by him. Total reimbursement for usage in 2006 was approximately $1.4 million.

REPORT OF THE AUDIT COMMITTEE

To The Board of Directors:

     The Audit Committee of the Board of Directors of Move, Inc. (the “Company”) reviewed and discussed the audited financial statements for the year ended December 31, 2006 with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as then in effect. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then in effect, and has discussed with the auditors their independence. Based on the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors KENNETH K. KLEIN, Chairman V. PAUL UNRUH BRUCE G. WILLISON

INDEPENDENT AUDITORS

     The Audit Committee has retained Ernst & Young as our independent certified public accountants to audit the our consolidated financial statements for the year ending December 31, 2006. Representatives of Ernst & Young are expected to be present at the annual meeting, with the opportunity to make a statement should they desire to do so, and to be available to respond to questions, as appropriate.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT AUDITORS

     Ernst & Young served as the Company’s principal independent accountants to audit the Company’s financial statements for the fiscal years ended December 31, 2005 and December 31, 2006. The fees billed in the fiscal years ended December 31, 2005 and December 31, 2006 for Ernst & Young’s services to us were:

	Year ended	Year ended
	December 31, 2005	December 31, 2006
Audit Fees (1)	$1,956,000	$1,560,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	253,000	114,000
All Other Fees (4)	—	—
Total Fees	$2,209,000	$1,674,000
____________________

(1)	“Audit fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	“Audit-related fees” are fees billed by the independent auditors for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and are not reported under audit fees.

(3)	“Tax fees” are fees billed by the independent auditors for professional services for tax compliance, tax advice, and tax planning.

(4)	“All other fees” are fees billed by the independent auditors to the Company for any services not included in the first three categories.

     The audit committee’s policy is to approve in advance all audit and permitted non-audit services provided by the independent accountant. In 2006, the audit committee approved in advance any services provided by the independent auditors and the related fees. Those services only involved accounting consultation and general corporate tax services. In addition, in December 2003, the audit committee authorized the committee’s audit committee financial expert to pre-approve on behalf of the audit committee permitted auditing and non-auditing services of $50,000 or less to be provided by Ernst & Young or any other accounting services firms, with the audit committee financial expert to report each pre-approval of services to the full committee at its next scheduled meeting after such pre-approval.

     None of the audit and non-audit services described above were approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

CODE OF CONDUCT AND BUSINESS ETHICS

     We have a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, stockholders and the communities in which we operate. To implement our commitment, we have developed a code of conduct and business ethics. The code applies to all of our employees, directors, officers, agents and consultants. We have also established a compliance program that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of the code or any applicable law, policy or regulation. A copy of the code is available at our website at http://media.corporate-ir.net/media_ files/ IROL/11/111114/corpgov/ CodeOfConduct_ 06_22_2006.pdf.

     We will post on our website, http://investor.move.com, any amendments to, or waivers from, a provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any of the following: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; or (v) accountability for adherence to the code.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2006 were met in a timely manner by the Reporting Persons, except that the Form 3 filed for David Bay inadvertently omitted 6,500 shares of our common stock owned by him.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders that are intended to be presented at our 2008 annual meeting must be received by us no later than January 8, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Exchange Act (i.e., a proposal to be presented at the 2008 annual meeting of stockholders but not submitted for inclusion in our proxy statement) will be considered untimely under our bylaws unless it is received between March 19, 2008 and April 15, 2008.

OTHER MATTERS

     We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the board may recommend.

ADDITIONAL INFORMATION

     We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as our proxy statements and other information, with the SEC. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2006 accompanies this proxy statement. In most cases, those documents are available, without charge, on our website at http://investor.move.com as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available, without charge, from Move, Inc., Investor Relations, 30700 Russell Ranch Road, Westlake Village, CA 91362. You may also read and copy these documents at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 under our SEC file number (000-26659), and you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In most cases, these documents are available over the Internet from the SEC’s web site at http://www.sec.gov.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR all nominees listed to the left (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
NOMINEES: 01 William E. Kelvie 02 Kenneth K. Klein 03 Geraldine B. Laybourne	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.

2.

OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. The board of directors of Move currently knows of no other business to be presented by or on behalf of Move's board at the annual meeting.

The undersigned hereby ratifies and confirms that all the Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying that notice and the audited financial statements of Move delivered with or prior to that notice.

	Will you be attending the annual meeting?	YES ☐	NO ☐

(Please Print Name)	(Signature of Holder of Common Stock)	Dated	2007

(Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles.)

▲FOLD AND DETACH HERE▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/move		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®
at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

MOVE, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder(s) of Move, Inc. (“Move”) common stock hereby nominate(s), constitute(s) and appoint(s) Lewis R. Belote, III and James S. Caulfield (together, the “Proxy Holders”), and each of them, the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the annual meeting of stockholders (the “Annual Meeting”) of Move to be held at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045-5631 on June 14, 2007 at 9:30 a.m., local time, or any postponement or adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present would be entitled to vote.

     The board recommends a vote FOR the election of the directors nominated by the board. The proxy when properly executed shall be voted as directed. If no direction is made regarding the election of directors, the proxy will be voted FOR the election of the directors nominated by the board.

(Continued, and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲